UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DIME COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

New York (State or other jurisdiction of incorporation or organization)	11-2934195 (I.R.S. Employer Identification No.)
898 Veterans Memorial Highway, Suite 560 Hauppauge, New York (Address of Principal Executive Offices)	11788 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
9.000% Fixed-to-Floating Rate Notes due 2034	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-264390

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Descriptions of the 9.000% Fixed-to-Floating Rate Notes due 2034 (the “Notes”) of Dime Community Bancshares, Inc. (the “Registrant”) are contained in a prospectus dated April 20, 2022, constituting part of the Registrant’s registration statement on Form S-3 (File No. 333-264390), relating to the Notes (the “Prospectus”), and a supplement to the Prospectus dated June 26, 2024 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Prospectus Supplement”). The descriptions of the Notes set forth under the headings “Description of Securities” and “Description of the Notes,” respectively, in the Prospectus and Prospectus Supplement are each incorporated herein by reference and made part of this registration statement in their entirety. The Notes are expected to be listed on The Nasdaq Global Market under the trading symbol “DCOMG,” and to trade thereon within 30 days from the original issue date.

Item 2. Exhibits.

Number	Description
3.1	Restated Certificate of Incorporation of Dime Community Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Dime Community Bancshares, Inc. Registration Statement on Form S-3 (File No. 333-264390), filed April 20, 2022).

3.2	Amended and Restated Bylaws of Dime Community Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Dime Community Bancshares, Inc. Registration Statement on Form S-3 (File No. 333-264390), filed April 20, 2022).

4.1	Indenture, dated May 6, 2022, between Dime Community Bancshares, Inc. and Wilmington Trust National Association, as trustee (included as Exhibit 4.1 to previously filed Form 8-K, dated May 6, 2022).

4.2	Second Supplemental Indenture, June 28, 2024, between Dime Community Bancshares, Inc. and Wilmington Trust National Association, as trustee (included as Exhibit 4.2 to previously filed Form 8-K dated June 28, 2024).

4.3	Form of 9.000% Fixed-to-Floating Rate Subordinated Notes due 2034 (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 1, 2024	DIME COMMUNITY BANCSHARES, INC.

	By:	/s/ Avinash Reddy
	Name:	Avinash Reddy
	Title:	Senior Executive Vice President and Chief Financial Officer